EXHIBIT 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in this Registration Statement on Form S-3 of our report dated June 29, 2006 relating to the financial statements of eCOST.com, Inc., which appears in such registration statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
July 14, 2006